UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2005

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3540 Bassett Street, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-982-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On June 2, 2005, the Compensation Committee (the "Committee") of the Board of Directors of IXYS Corporation (the "Company") set potential bonus levels and objectives to use in determining the amount of the cash bonus payable to Dr. Nathan Zommer, the Chief Executive Officer of the Company, in respect of the fiscal year ending March 31, 2006. The Committee also established weights for the objectives, to indicate their relative importance. In doing so, the Committee considered the advice of an independent compensation consultant.

In setting the bonus levels, objectives and weights, the Committee approved the following language:

"The bonus levels and objectives, along with the weights accorded the objectives, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the bonus levels, objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year."

The Committee set three different potential levels for Dr. Zommer’s fiscal 2006 cash bonus as follows:

Acceptable performance: $250,000

Target bonus: $300,000

Performance above expectations: $400,000

The objectives are described below:

1. A quantitative target for net revenues for fiscal 2006;

2. A quantitative target for gross margin for fiscal 2006; and

3. Overall performance during fiscal 2006, including an evaluation of infrastructure development, the business plan and the integration of acquisitions.

On June 2, 2005, the Committee also determined that Dr. Zommer’s annual salary would be $480,000, unchanged from the annual salary rate effective during fiscal 2005.

The Committee indicated to Dr. Zommer a willingness to grant him an option for 184,000 shares of common stock. However, on June 2, 2005, the Committee granted him an option exercisable for 100,000 shares of common stock, as Dr. Zommer requested that 84,000 shares be reallocated and be available for grant to other employees. Dr. Zommer’s option has a term of 10 years and an exercise price of 110% of the closing price on the date of grant, or $15.81. It vests in equal annual increments over four years.

On June 2, 2005, the Committee also approved a cash bonus for Peter Ingram, President of European Operations, of Euro 16,368 in respect of fiscal 2005.

On June 3, 2005, the Board of Directors of the Company approved an annual retainer of $4,000 for the Chairman of the Nominating and Corporate Governance Committee, and the payment of the retainer at that rate from the date of the Chairman’s appointment, February 23, 2005. Kenneth D. Wong is the Chairman of the Nominating and Corporate Governance Committee.

Item 8.01. Other Events.

On June 3, 2005, the Board of Directors of the Company approved a new stock repurchase program for the repurchase of up to 1,000,000 shares of common stock of the Company. The new program succeeds the previously announced program that expires on June 10, 2005. The new program expires on June 3, 2006.

The repurchases will be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market through block trades or otherwise. The timing and amount of such repurchases will depend on market conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

June 8, 2005	By:	Uzi Sasson

Name: Uzi Sasson
Title: Vice President of Finance and Chief Financial Officer